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                                                               EXHIBIT 1.A(1)(g)


                                 AMENDMENT NO. 2
                               CUSTODIAN AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                            A I M DISTRIBUTORS, INC.

         The Custodian Agreement (the "Agreement"), dated May 1, 1996, as amended effective March 1, 1999, by and between A I M DISTRIBUTORS, INC., a Delaware corporation with its principal office at Eleven Greenway Plaza, Suite 1919, Houston, Texas and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation having an office at 225 Franklin Street, Boston, Massachusetts 02110, is hereby amended as follows:

         1. The first sentence of Section II.A.7 of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "The Custodian and the Sponsor agree that a Planholder who owns any completed Plan may make additional investments, without completing a new Plan application, thereby activating the Extended Investment Option, subject to the same deductions as applied to the Planholder's last scheduled payment."

         2. The last sentence of Section II.B.4.c.(iv) of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           Notwithstanding these provisions, a Planholder may make a partial withdrawal and reinvestment of the account in a manner which complies with the rules of the Internal Revenue Code regarding IRA rollovers. All reinvestments must be at least 25% of the amount withdrawn or $500, whichever is less.

         3. Section II.B.4.c.(v) of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "(v) The Planholder will be liable for any transfer taxes that may be required."

         4. The third paragraph of Section II.B.5 of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "The Sponsor reserves the right (upon 90 day's notice) to discontinue offering Systematic Withdrawal Programs."

         5. The first clause of the first sentence of Section II.B.6 of the Custodian Agreement is hereby amended and restated to read in full as follows:

                            "The Custodian and the Sponsor agree that a
                           Planholder may, subject to transfer taxes, if any,
                           (a)..."



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         6.       The first sentence of Section II.B.7(a) of the Custodian
                  Agreement is hereby amended and restated to read in full as follows:

                           "A Planholder may, at any time up to the time of his death and subject to a fee set forth in Schedule A, terminate his Plan in accordance with the provisions thereof by notifying the Custodian in writing."

         7. The first sentence of the second paragraph of Section II.B.8.d of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "After the completion of all Plan payments or, if payments have been made in advance, after the expiration of fifteen (15) years from the date of the Plan, the Custodian receives the Annual Account Service Fee for an Open Account set forth in Schedule A."

         8. Section II.D.5. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "5. Delegation. Any and all duties of the Custodian enumerated in the foregoing provisions of this subparagraph II.D are hereby delegated to the Sponsor until such time as the Custodian notifies the Sponsor that it is terminating such delegation. The effect of such termination will be that the Custodian will perform the foregoing duties."

         9. The first sentence of Section II.E.1 of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "As remuneration for the services to be performed by the Custodian under this Agreement, the Custodian shall receive the fees, charges, and reimbursements for expenses as set forth in the attached Schedule A, this Agreement and the Prospectus, and for all other expenses incurred, whether or not otherwise enumerated, in connection with the performance of its duties under this Agreement."

         10. Section II.E.2 of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "2. Payments to Sponsor. No payment to the Sponsor, or to any affiliated person or agent of the Sponsor, shall be allowed the Custodian as an expense except for payment to the Sponsor of the expenses incurred by the Sponsor in connection with the duties delegated to the Sponsor as described in the immediately preceding paragraph."



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         11.      Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "SCHEDULE A

                                FEES SCHEDULE FOR
                       STATE STREET BANK AND TRUST COMPANY
                         FOR SERVICES AS PLAN CUSTODIAN

                                   ----------

         The following fees and charges will be deducted from the Fund, Plans or from Planholder accounts and paid to the Custodian in accordance with the terms of the Prospectus.

General
-------

Account Service fees are based on an annual per shareholder account charge for account maintenance plus transaction and out-of-pocket expenses. There is a minimum charge of $1,500 per month(1). Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees
---------------------------

         Open Account                                $16.00/year(1)

Activity Based Fees
-------------------

         Telephone Calls                             $ 2.50/each(1)
         Correspondence                              $ 3.00/each(1)
         New Account and Setup Kits                  $ 2.50/each(1)

Planholder Fees
---------------

         IRA Annual Maintenance                      $10.00/year
         Bounced Checks                              $ 5.00/each
         Transcripts                                 $ 5.00/each year researched
         Terminations                                $ 2.50/each
         Inactive Accounts(2)                        $12.00/year


Out-of-Pocket Expenses(1)

Out-of-Pocket expenses include but are not limited to: Confirmation statements, checks, postage, forms, telephone, microfilm, microfiche, year-end forms and expenses incurred at the specific direction of the Sponsor.

----------

(1) These are fees that the Fund has voluntarily elected to pay to the Custodian on behalf of the Plans.

(2) A Plan that is not current and to which no investments have been made for a 12-month period but does not include completed plans. This fee will be paid annually to the Sponsor or its designee."



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         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Date: June 30, 2000


                                             A I M DISTRIBUTORS, INC.



Attest: /s/ P. MICHELLE GRACE                By: /s/ MICHAEL J. CEMO
        ----------------------------             -------------------------------
            Assistant Secretary                             President

(SEAL)


                                             STATE STREET BANK AND TRUST
                                             COMPANY



Attest: /s/ [ILLEGIBLE]                      By: /s/ RONALD E. LOGUE
        ----------------------------             -------------------------------


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